      Exhibit 99.1
IR Contact
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
qsgi@crescendo-ir.com
(212) 671-1020

QSGI Announces Appointment of Eric Nelson as Chief Financial Officer

HIGHTSTOWN, NJ & PALM BEACH, FL—May 6, 2009—QSGI INC (OTCBB: QSGI) the only provider of a full suite of information technology services to help corporations better manage IT assets and data center maintenance expenses, and ensure best practices for data security and regulatory compliance, today announced the appointment of Eric Nelson as Chief Financial Officer.  Ed Cummings will continue to serve with the company as Controller and Vice President of Finance.

Eric Nelson, a partner in the South Florida practice of Tatum, LLC, brings to QSGI more than 30 years of corporate finance experience.  Most recently, he served as CEO and restructuring consultant for Gibraltar Metals, an industrial distributor with locations in Florida, Connecticut, Illinois, Nevada and California.  In 2007, he served as Vice President of Operations and Partner for Sun Capital Partners, a private-equity group specializing in acquisition and turnaround of distressed companies located in the U.S. and internationally. During his time at Sun, he oversaw six portfolio companies and was a member of the board of directors of each, including two public companies, ranging in sales from $40 million to $700 million, across a variety of industries such as manufacturing, distribution and high-tech. From 2000 to 2006, he served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of West Marine, a publicly-traded, $700 million specialty retailer where he helped drive earnings growth through careful expense management, oversaw the acquisition of the company’s largest competitor, and negotiated credit facilities ranging from $100 to $250 million. During Mr. Nelson’s tenure, West Marine’s Enterprise Value increased five times, EPS increased six times and stock price quadrupled. He has also served as Chief Financial Officer for Dental Components Inc., Fluid Air Components, and Etcetera, Inc., as well as independent turnaround specialist for a number of startup and established companies.  Mr. Nelson is a Certified Turnaround Professional and a Certified Mergers and Acquisitions Advisor.  He has a Bachelor of Science in Business Administration from Portland State University.

Marc Sherman, Chairman and Chief Executive Officer of QSGI, commented, “Eric’s exposure to all aspects of corporate finance, his leadership skills and hands-on approach make him a terrific fit for QSGI.  He has a proven track record at improving operational efficiencies, recapitalizing and restructuring companies to enhance growth, as well as evaluating and integrating acquisitions.  We appreciate the numerous and significant contributions of Ed Cummings since the inception of QSGI, and look forward to his continued active role with the company.”

Mr. Nelson commented, “I welcome the opportunity to serve as Chief Financial Officer of QSGI and look forward to contributing to the team effort as we evaluate and reallocate resources to maximize growth.  I believe QSGI is extremely well positioned with a broad suite of IT services that provide tremendous value for Fortune 1000 clients, especially within the current economic environment.”

About QSGI

QSGI provides a full suite of information technology services to help corporations and governmental agencies better manage hardware assets, reduce maintenance expenses, build best practices for data security and assure regulatory compliance. With a focus on the entire range of IT platforms - from mainframes, midrange servers and PC, to network infrastructure and enterprise storage hardware, the services offered by QSGI are specifically designed to reduce total cost of ownership for IT assets and maximize the clients' return on their IT investment.

For enterprise class hardware in the data center, QSGI offers hardware maintenance services, hardware environment planning and consultation, refurbished whole systems, parts, features, upgrades and add-ons. Additionally, for servers, SAN products, and desktop IT assets, QSGI offers a range of end-of-life services that include: automated asset auditing, Department of Defense (DOD) level data destruction, documentation for regulatory compliance, hardware refurbishment with worldwide remarketing or proper IT asset recycling.

Additionally, through its acquisition of Contemporary Computer Services, Inc. (CCSI), an enterprise class IT services provider with an extensive list of corporate, educational, and government customers, QSGI also performs network design, implementation, and monthly maintenance services on corporations' networking infrastructure as well as 24/7 IT monitoring and diagnostics through its North American Network Operating Center (NOC).

Given the sensitive nature of the company's client relationships, it does not provide the names of its clients. Additional information about the company is available at www.qsgi.com.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results. QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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